Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

FibroGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	—	—	—	—	—	—
	Equity	Preferred Stock, par value $0.01 per share(1)	—	—	—	—	—	—
	Debt	Debt Securities(1)	—	—	—	—	—	—
	Other	Warrants(1)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(2)	(3)	$300,000,000	0.00014760	$44,280(4)

Carry Forward Securities

Carry Forward Securities	—	—	—

	Total Offering Amounts					$300,000,000		$44,280

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$44,280

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.
(2)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act, the proposed maximum aggregate offering price per class of security is omitted, the security type “Unallocated (Universal) Shelf” is included and the maximum aggregate offering price for all of the classes of securities is provided on a combined basis.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.

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